UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [__]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to ss.240.14a-12

                          FIRST AVIATION SERVICES INC.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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           statement number, or the Form or Schedule and the date of its filing.

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
                          FIRST AVIATION SERVICES INC.
                               15 RIVERSIDE AVENUE
                           WESTPORT, CONNECTICUT 06880

                                 _______________


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                _________________

The 2005 Annual Meeting of Stockholders of First Aviation Services Inc. (the "Annual Meeting") will be held at the offices of Aerospace Products International, Inc., 3778 Distriplex Drive North, Memphis, TN 38118 on Tuesday, June 7, 2005 at 8:00 a.m. local time for the following purposes:

          1. To elect one director for a term to expire at the Annual Meeting of Stockholders in the year 2008 (Class III).

          2. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending January 31, 2006.

          3. To consider and vote upon a stockholder proposal regarding cumulative voting for director elections, if properly presented at the Annual Meeting.

          4. To transact such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof.

The Board of Directors, by resolution, has fixed the close of business on May 3, 2005, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Stockholders are invited to attend the Annual Meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the Annual Meeting, you may vote your shares in person, which will revoke any previously executed proxy.

If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Annual Meeting. In order to vote your shares at the Annual Meeting, you must obtain a proxy issued in your name from the record holder.

Regardless of how many shares you own, your vote is very important, and we encourage you to exercise your right to vote. Please COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                           By order of the Board of Directors,

                                           /s/ Robert G. Costantini

                                           Robert G. Costantini
                                           Secretary



Westport, Connecticut
May 10, 2005

                          FIRST AVIATION SERVICES INC.
                               15 RIVERSIDE AVENUE
                           WESTPORT, CONNECTICUT 06880

                                 _______________


                                 PROXY STATEMENT

                                _________________

                                  INTRODUCTION

This proxy statement is furnished to the holders of common stock, par value $.01 per share (the "Common Stock"), of First Aviation Services Inc., a Delaware corporation ("First Aviation" or the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the "Board") for use at the Company's 2005 Annual Meeting of Stockholders, which is scheduled to be held on Tuesday, June 7, 2005, at 8:00 a.m. local time at the offices of Aerospace Products International, Inc., 3778 Distriplex Drive North, Memphis, TN 38118, and at any adjournment or postponement thereof (the "Annual Meeting"). The Notice of Annual Meeting, this proxy statement, the accompanying proxy, the Company's Annual Report on Form 10-K for the year ended January 31, 2005, and the Company's Annual Report are first being furnished to stockholders on or about May 11, 2005.

The Company's principal executive offices are located at 15 Riverside Avenue, Westport, Connecticut 06880. Additional information about the Company can be found on the Company's worldwide web site at www.favs.com, or www.apiparts.com.

RECORD DATE

The Board of Directors has fixed the close of business on May 3, 2005 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Each such stockholder will be entitled to one vote on all matters to come before the Annual Meeting for each share of Common Stock held on the Record Date, and may vote in person or by proxy authorized in writing. On the Record Date, there were 7,332,882 shares of Common Stock issued and outstanding.

MATTERS TO BE CONSIDERED

At the Annual Meeting, stockholders will be asked to consider and vote upon: (1) the election of one director for a term to expire at the Annual Meeting of Stockholders in the year 2008 (Class III), and until his successor is duly elected and qualified; (2) the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending January 31, 2006; and (3) a stockholder proposal regarding cumulative voting for director elections, if properly presented at the Annual Meeting. The Board of Directors does not know of any other matter to be brought before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

QUORUM; REQUIRED VOTES

In order to transact business at the Annual Meeting, a majority of the shares of Common Stock issued and outstanding on the Record Date must be present in person or represented by proxy at the Annual Meeting. Shares that are voted "FOR", "AGAINST", or "WITHHOLD" on a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and will be included in determining the number of shares that are represented and voted at the Annual Meeting with respect to such matter.

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. Only shares of Common Stock that are voted in favor of a nominee will be counted toward that nominee's achievement of a plurality. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for the nominee or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not be counted towards a nominee's achievement of a plurality.

The affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such matters is required for the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending January 31, 2006, and for the approval of the stockholder proposal regarding cumulative voting for director elections. With respect to broker non-votes, the shares will be counted for purposes of determining the presence or absence of a quorum, but will not be considered entitled to vote at the Annual Meeting for such matter and thus broker non-voters will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matters by reducing the total number of shares from which the majority is calculated.

Abstentions will count towards the determination of a quorum at the Annual Meeting but will have the effect of votes "Against" a proposal, and will have no effect on votes counted in connection with director elections.

VOTING AND REVOCATION OF PROXIES

Stockholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company's Transfer Agent and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given, shares represented by properly executed proxies will be voted "FOR" the election of the nominees for director named herein, "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending January 31, 2006, and "AGAINST" the stockholder proposal regarding cumulative voting for director elections. If other matters are properly presented at the Annual Meeting, the proxy holders named in the accompanying form of proxy will vote your shares at their discretion.

If your shares of Common Stock are held in the name of your broker, a bank, or other nominee (sometimes referred to as being held in "street name"), only your broker, bank or other nominee may execute a proxy and vote your shares. Your broker, bank or other nominee will be unable to vote your shares at the Annual Meeting regarding the stockholder proposal unless they receive your specific voting instructions. Please sign, date and promptly return the voting instruction form you receive from your broker, bank or other nominee, in accordance with the instructions on the form. If you wish to vote your "street name" shares directly, you will need to obtain a document known as a "legal proxy" from your broker, bank or other nominee. Please contact your bank, broker or other nominee if you wish to do so.

Any proxy signed and returned by a stockholder may be revoked at any time before it is voted by filing with the Company's Transfer Agent, American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, written notice of such revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE STOCKHOLDER PROPOSAL. YOU CAN VOTE YOUR SHARES AGAINST THE STOCKHOLDER PROPOSAL BY SIGNING AND DATING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM AND RETURNING IT IN THE POSTAGE-PAID RETURN ENVELOPE. If you receive this proxy statement with a voting instruction form from your broker, bank or other nominee, please vote in accordance with the Board's recommendations, and sign, date and mail the enclosed voting instruction form in the postage-paid envelope provided. Your broker will not be able to vote your shares at the Annual Meeting regarding the stockholder proposal unless it receives your specific voting instructions - so please have your vote counted.

If you have any questions or require voting assistance, please call D. F. King & Co., Inc., which is assisting the Company, toll free at 1-800-949-2583.

1. ELECTION OF DIRECTOR (PROPOSAL NO. 1)

BOARD'S NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS FOR A TERM EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN THE YEAR 2008 - CLASS III DIRECTORS.

Joseph J. Lhota

The nominee for director is Joseph J. Lhota. The Company's Restated Certificate of Incorporation provides for a Board of Directors composed of three classes, each with a term of office of three years, expiring sequentially at successive Annual Meetings of Stockholders. The Board of Directors currently is comprised of five directors, two directors each in Class I and Class II, and one in Class III, and there are no vacancies. The classes distinguish term of office only. If elected, the nominee for Class III will serve for a term to expire at the Annual Meeting of Stockholders in the year 2008, or until his successor is duly elected and qualified.

The accompanying proxy will be voted for the election of the Board's nominee unless contrary instructions are given. The nominee at present is available for election as a member of the Board of Directors. If the nominee is unable to serve, the persons named as proxies intend to vote for such other person as the Board of Directors may designate.

Background information for the nominee as well as the four directors continuing in office can be found under the caption "Directors" below.

Directors will be elected by a plurality of the votes cast. If you do not wish your shares to be voted for the nominee, please select "withhold authority for the nominee" in the appropriate space provided on the enclosed proxy card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF JOSEPH J. LHOTA.

Members of the Board of Directors Continuing in Office:

TERMS EXPIRE AT THE 2006 ANNUAL MEETING OF STOCKHOLDERS - CLASS I DIRECTORS

Stanley J. Hill
Aaron P. Hollander

TERMS EXPIRE AT THE 2007 ANNUAL MEETING OF STOCKHOLDERS - CLASS II DIRECTORS

Michael C. Culver
Robert L. Kirk

DIRECTORS

The directors of the Company are as follows:


NAME                       AGE           POSITIONS
----                       ---           ---------

Aaron P. Hollander         48            Chairman of the Board

Michael C. Culver          54            President, Chief Executive Officer and Director

Stanley J. Hill            63            Director

Robert L. Kirk             76            Director

Joseph J. Lhota            50            Director

         Aaron P. Hollander co-founded and has served as Chairman of the Board of Directors of the Company since March 1995. In 1985, Mr. Hollander, along with Mr. Culver, co-founded First Equity Group Inc. ("First Equity Group"), and has served as its President and Co-Chief Executive Officer since that time. First Equity Group's ownership interests, in addition to the Company, include First Equity Development Inc., an aerospace investment and advisory firm, ("First Equity"), Skip Barber Racing School, LLC ("Skip Barber") and Imtek, Inc. ("Imtek"), a specialty marketing and fulfillment company. Mr. Hollander is a director and serves as the President and Chief Executive Officer of Skip Barber, and is the Chairman of the Board of Directors of Imtek.

         Michael C. Culver co-founded and has served as President, Chief Executive Officer and Director of the Company since March 1995. Mr. Culver also serves as Chairman of the Board of the Company's majority owned subsidiary, Aerospace Products International, Inc. ("API"). Mr. Culver co-founded First Equity Group, along with Mr. Hollander, and has served as Co-Chief Executive Officer of First Equity Group since that time. Mr. Culver also serves as Chairman of the Board of Directors of Skip Barber and is a director and Vice President of Imtek.

         Stanley J. Hill has served as a Director since December 2000. In 2000, Mr. Hill retired as the President, Chief Executive Officer and Chairman of Kaiser Aerospace and Electronics Corporation and its parent, K Systems, Inc. (collectively, "Kaiser Aerospace"). Mr. Hill had been associated with Kaiser Aerospace for nearly 30 years. Mr. Hill is a director of Intevac Inc., which is based in Santa Clara, CA, and has its stock traded on the NASDAQ national market.

         Robert L. Kirk has served as a Director since March 1997. In 1998, Mr. Kirk retired as the Chairman of British Aerospace Holdings, Inc., an international aerospace corporation. Mr. Kirk had been Chairman since 1992. Mr. Kirk served as Chairman and Chief Executive Officer of CSX Transportation, Inc., the railroad subsidiary of CSX Corporation, from 1990 to 1992, and was Chairman and Chief Executive Officer of Allied-Signal Aerospace Co. from 1986 to 1989.

         Joseph J. Lhota became a Director in April 2002. Mr. Lhota currently serves as Executive Vice President of Cablevision Systems Corporation. Prior to joining Cablevision, Mr. Lhota served various positions on former New York City Mayor Rudolph W. Giuliani's senior management team. From 1998 to 2001, he was New York's Deputy Mayor for Operations, overseeing the day-to-day operations of city government. Prior to his government service, Mr. Lhota spent 15 years in investment banking specializing in public finance. He served as director of public finance at CS First Boston Corporation and as a member of its Public Finance Management Committee. He also has been a managing director at Paine Webber Incorporated.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

The Board of Directors has determined that each of Messrs. Hill, Kirk and Lhota, constituting a majority of the Board, is an "independent director" in accordance with the rules and regulations of The Nasdaq Stock Market, Inc. ("Nasdaq").

Committees of the Board

The Board currently has, and appoints the members of, standing Executive, Audit, Nominating and Corporate Governance, and Compensation Committees. Each member of the Audit, Nominating and Corporate Governance, and Compensation Committees is an "independent director" in accordance with the rules and regulations of Nasdaq. The members of each of the committees of the Board are as follows:



                                                        NOMINATING AND
                                                        CORPORATE GOVERNANCE       COMPENSATION
EXECUTIVE COMMITTEE          AUDIT COMMITTEE            COMMITTEE                  COMMITTEE
-------------------          ---------------            ---------                  ---------

Michael C. Culver            Stanley J. Hill            Stanley J. Hill            Stanley J. Hill
Aaron P. Hollander           Robert L. Kirk             Robert L. Kirk             Robert L. Kirk
                             Joseph J. Lhota            Joseph J. Lhota            Joseph J. Lhota


Executive Committee

The Executive Committee consists of two directors of the Company, Messrs. Culver and Hollander. The Executive Committee has the power and authority to exercise all of the powers and authority of the Board of Directors in managing the business affairs of the Company, except that it does not have the power and authority to: (i) amend the Certificate of Incorporation or Bylaws of the Company; (ii) adopt an agreement of merger or consolidation, or to recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company's property and assets; (iii) recommend to stockholders a dissolution of the Company or a revocation of the dissolution; or (iv) declare a dividend or authorize the issuance of stock of the Company unless expressly authorized by a resolution of the Board of Directors.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management regarding: (i) the conduct and integrity of the Company's financial reporting; (ii) the Company's systems of internal accounting and financial and disclosure controls; (iii) the qualifications, engagement, compensation, independence and performance of the Company's independent registered public accounting firm, their conduct of the annual audit, and their engagement for any other services; (iv) the Company's legal and regulatory compliance; (v) the Company's codes of ethics as established by management and the Board; and (vi) the preparation of the audit committee report for inclusion in the Company's annual proxy statement. The Audit Committee also reviews and approves transactions or courses of dealing with related parties.

The Audit Committee may also perform such other tasks as are assigned to it from time to time by the Board of Directors. The Audit Committee has the power to retain outside counsel, independent auditors or other advisors to assist it in carrying out its activities.

The Audit Committee met eight times during the fiscal year ended January 31, 2005.

The Audit Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company's website at www.favs.com and is attached as Annex A to this Proxy Statement.

The Board of Directors has determined that each of the members of the Audit Committee is "independent" under the listing standards of Nasdaq and under the independence criteria established by the SEC for audit committee members.

The Board of Directors has also determined that Mr. Lhota is an "audit committee financial expert" as defined in Item 401(h)(2) of Regulation S-K of the Exchange Act and is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board of Directors in: (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies; (ii) overseeing the Company's policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board; (iii) overseeing implementation of the Company's Corporate Governance Guidelines and Principles; and (iv) reviewing the overall corporate governance of the Company and recommending changes when necessary or desirable.

The Committee may also perform such other tasks as are assigned to it from time to time by the Board of Directors. The Committee has the power to retain outside counsel or other advisors to assist it in carrying out its activities.

The Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company's website at www.favs.com.

The Committee was constituted in March 2004 and consists entirely of independent directors. The Committee met three time during the fiscal year ended January 31, 2005.

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. This assessment by which the Committee considers candidates for director is based upon various criteria, including their integrity, independence, ability to exercise sound business judgment, demonstrated leadership ability, breadth of knowledge about issues affecting the Company and business experience and technical skills, in particular the extent to which they possess experience and skills relevant to the Company's business which would be helpful to the Board in determining and executing the Company's strategies.

In the case of incumbent directors whose terms of office are set to expire, the Committee reviews such directors' overall service to the Company during their terms, including the number of meetings attended, level of participation and quality of performance.

Consideration of new director nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Committee identifies potential new director candidates by recommendations from its members, other Board members, Company management and stockholders, and may, if necessary or appropriate, utilize the services of a professional search firm.

The Committee considers recommendations for Board candidates submitted by stockholders using the same criteria (described above) that it applies to recommendations from the Committee, directors and members of management. In order to be considered, a recommendation from a stockholder must be received by the Committee no later than the 120th calendar day before the date of the Company's proxy statement released to stockholders in connection with the previous year's annual meeting, and must include the stockholder's name and contact information, the candidate's name and contact information, a description of any relationship between the stockholder and the candidate, a description of the candidate's qualifications, and a signed statement from the candidate that he or she is willing and able to serve on the Board. Stockholders must submit recommendations in writing to the Nominating and Corporate Governance Committee at c/o Corporate Secretary, First Aviation Services Inc., 15 Riverside Avenue, Westport, Connecticut 06880.

The Committee received a recommendation from Nelson Obus of Wynnefield Capital, Inc. to nominate himself as a candidate for election as director at the Annual Meeting. After consideration, the Committee decided not to recommend Mr. Obus to the Board as a nominee for election as a director at the Annual Meeting.

Compensation Committee

The Compensation Committee assists the Board in overseeing the Company's management compensation policies and practices, including: (i) determining and approving the compensation of the CEO; (ii) reviewing and approving compensation levels for the Company's other executive officers; (iii) reviewing and approving management incentive compensation policies and programs; (iv) reviewing and approving equity compensation programs for employees, and exercising discretion in the administration of such programs; and (v) producing an annual report on executive compensation for inclusion in the proxy statement.

The Committee may also perform such other tasks as are assigned to it from time to time by the Board of Directors. The Committee has the power to retain outside counsel or other advisors to assist it in carrying out its activities.

The Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Company's website at www.favs.com.

The Compensation Committee met three times during the year ended January 31, 2005.

Directors' Attendance at Meetings of the Board of Directors

The Board of Directors held a total of six meetings during the fiscal year ended January 31, 2005, which does not include actions by written consent or committee meetings. Each director attended 100% of the Board Meetings, and at least 95% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he served.

Directors' Attendance at Annual Meetings of Stockholders

The Board of Directors encourages all of its members to attend the Company's annual meeting of stockholders. All members of the Board serving as directors during the fiscal year ended January 31, 2005 attended the 2004 Annual Meeting of Stockholders.

Stockholder Communications with the Board

A stockholder who wishes to communicate with the Board or with specific individual directors may send written communications by mail addressed to the Board of Directors generally, or to such specific director or directors individually, at c/o Corporate Secretary, First Aviation Services Inc., 15 Riverside Avenue, Westport, Connecticut 06880. All communications so addressed will be forwarded to the Board of Directors or the individual director or directors, as applicable.

CODES OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company and a Supplemental Code of Ethics for the CEO, CFO and other senior financial officers. These Codes of Business Conduct and Ethics are available on the Company's website at www.favs.com. The Company may disclose certain amendments to, or waivers from, these Codes of Business Conduct and Ethics by posting such information on its website.

REPORT OF THE AUDIT COMMITTEE

The following is a report of the Audit Committee with respect to the Company's audited consolidated financial statements for the fiscal year ended January 31, 2005:

     o The Audit Committee has reviewed and discussed the audited consolidated financial statements with management;

     o The Audit Committee has discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, "Communications with Audit Committees", as amended; and

     o The Audit Committee has received the written disclosures and the letter from the Company's independent registered public accounting firm as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", as may be modified or supplemented, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions with the Company's management and independent registered public accounting firm, as set forth above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2005, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors,

Stanley J. Hill
Robert L. Kirk
Joseph J. Lhota

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of May 3, 2005 (unless otherwise indicated) by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors and nominees, (iii) each of the executive officers named in the Summary Compensation Table (included in this Proxy Statement below), and
(iv) all directors and current executive officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Each of the persons listed in the table who beneficially own more than 5% of the outstanding shares of Common Stock maintains an address at 15 Riverside Avenue, Westport, Connecticut 06880, unless otherwise indicated.


                                                         AMOUNT AND NATURE OF
   BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP       PERCENT OF CLASS
   ----------------                                      --------------------       ----------------

First Equity Group Inc. (1)                                       3,785,562                 51.6%
Aaron P. Hollander (1)(2)                                         3,785,562                 51.6%
Michael C. Culver (1)(3)                                          3,785,562                 51.6%
The Wynnefield Group (4)                                          2,174,144                 29.7%
     450 Seventh Avenue, Suite 509
     New York, NY  10123
Paul J. Fanelli (5)                                                   8,334                  *
Robert G. Costantini (6)                                             19,333                  *
Gerald E. Schlesinger (7)                                             2,700                  *
Stanley J. Hill                                                      34,909                  *
Robert L. Kirk                                                       50,733                  *
Joseph J. Lhota                                                      25,402                  *
All directors and current executive officers
         as a group (7 persons)                                   3,933,508                 53.4%


-----------------------
* less than 1%

(1) Aaron P. Hollander and Michael C. Culver own, in the aggregate, all of the outstanding shares of First Equity Group Inc. First Equity Group Inc. has pledged 500,000 shares of the Company's Common Stock to Hudson United Bank as collateral for a loan.

(2)  Includes 300 shares held as custodian for his minor children.

(3)  Includes 200 shares held as custodian for his minor children.

(4) Based upon a Schedule 13D, amendment No. 13, filed with the SEC on January 14, 2005, the members of the "group" (as the term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) consists of Wynnefield Partners Small Cap Value, L.P. ("Partners"), Wynnefield Partners Small Cap Value, L.P. I ("Partners I"), Wynnefield Partners Small Cap Value Offshore Fund, Ltd. ("Offshore"), Nelson Obus ("Obus"), Joshua H. Landes ("Landes"), Wynnefield Capital Management, LLC ("Capital Management"), Wynnefield Capital Inc. ("Capital"), and Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan ("Capital Plan"). Each member of the group may be deemed to each share voting and dispositive power with respect to the Common Stock directly owned by any member. Partners owns 749,958 shares directly, and Partners I owns 910,834 shares directly. Capital Management has an indirect beneficial ownership interest in shares of Common Stock owned by Partners and Partners I. Landes and Obus are co-managing members of Capital Management. Offshore owns 405,852 shares directly. Capital has an indirect beneficial ownership interest in the shares of Common Stock owned by Offshore through its status as investment manager of Offshore. Obus and Landes are the principal executive officers of Capital. Capital Plan owns 7,500 shares directly. Obus and Landes share the power to vote and dispose of those shares. Obus owns 100,000 shares directly.

(5)  Consists of options exercisable within 60 days.

(6)  Consists of options exercisable within 60 days.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

BOARD OF DIRECTORS COMPENSATION

Each of the Company's non-employee directors receives an annual director's fee of $20,000, payable quarterly in cash or stock. In addition, each director receives $1,000 for attendance at meetings of the Board of Directors or committees thereof (but not more than $1,000 for all board and committee meetings that occur on the same day). Members of the Board of Directors receive reimbursement for actual expenses of attendance at meetings. All of the non-employee directors have elected to have their compensation paid in the form of Company stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended January 31, 2005, the Compensation Committee consisted of Messrs. Hill, Kirk and Lhota, each an independent director, and neither of such members is a current or former officer of the Company or any of its subsidiaries or was a party to any disclosable related party transaction involving the Company.

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for developing the executive compensation philosophy of the Company and administering such with respect to the compensation paid to the Chief Executive Officer and each of the other executive officers.

The basic philosophy behind executive compensation is to award executive compensation as an incentive to create long-term shareholder value. Salary increases, bonuses and long-term incentive grants are reviewed annually to ensure consistency with this philosophy. The compensation of the Company's executive officers is determined solely by the Compensation Committee.

Base Salary

Decisions regarding base salary are made based upon an analysis of competitive industry compensation levels. Base salaries are generally targeted at the median of a comparative group that includes peer group companies, similar to those reflected in the proxy performance graph, and general industry companies similar in size to the Company.

Bonus

Decisions regarding bonuses are made based upon achievement of the Company's objectives, upon compensation levels paid to officers of other companies in the same sector as the Company, upon the performance of those companies compared to the Company, and a upon the performance review of the individual executive.

Long-Term Incentive Grants

Long-term incentive grants are considered for each executive. The grants are usually made in the form of incentive stock options. Aggregate stock holdings of the executives have no bearing on the size of long-term incentive grants. Restricted stock may be granted for specific reasons, such as (i) rewarding individual performance, (ii) recognizing Company performance, (iii) accommodating special situations, such as promotions, (iv) in lieu of other benefits, or (v) in an effort to remain market competitive.

CEO Compensation

Mr. Culver's base salary during the year ended January 31, 2005 was determined as described above. Mr. Culver also received a discretionary cash bonus of $75,000. In determining this bonus amount, which represented approximately 21% of his total cash compensation from the Company for the fiscal year, the Committee considered, among other things, the increase in the Company's revenue, the extra-ordinary costs incurred during the fiscal year ended January 31, 2005, the magnitude of the operating loss, and information concerning compensation levels at other companies in the industry. Mr. Culver was not granted any stock option or award.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors,

Robert L. Kirk
Stanley J. Hill
Joseph J. Lhota

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table sets forth certain compensation information regarding compensation awarded to, earned by, or paid to the Company's Chief Executive Officer, and each of the other executive officers of the Company whose compensation exceeded $100,000 (collectively, the "Named Executive Officers"), for the fiscal years ended January 31, 2005, 2004, and 2003, respectively.


                                                                                          Long -Term        All Other
                                                              Annual Compensation       Compensation       Compensation
                                                              -------------------      ---------------     -------------
                                                                                            Awards
                                                                                          Securities
                                                                                          Underlying
Name and Principal Position     Year ended January      Salary              Bonus         Options (#)
---------------------------     ------------------      -------            -------       ------------       ------------
Michael C. Culver                    2005               $275,000           $75,000               -               -
President and Chief                  2004               $275,000          $200,000               -               -
Executive Officer                    2003               $250,000          $175,000               -               -


Gerald E. Schlesinger (1)            2005               $107,884           $34,285               -               -
Senior Vice President                2004               $275,000          $175,000          50,000               -
                                     2003               $250,000          $175,000         100,000               -

Paul J. Fanelli (2)                  2005               $205,962           $65,000 (3)      25,000         $23,151(4)
President and Chief
Executive Officer,
Aerospace Products
International, Inc.

Robert G. Costantini (5)             2005               $200,000           $30,000           8,000               -
Chief Financial Officer              2004                $50,000           $40,000 (6)      50,000               -
and Secretary

(1)  Mr. Schlesinger ceased to be employed by the Company on April 16, 2004.

(2)  Mr. Fanelli's employment commenced February 16, 2004.

(3)  Includes a signing bonus of $15,000 upon commencement of employment.

(4) Consists of relocation expenses provided in Mr. Fanelli's relocation expenses agreement, dated February 16, 2004.

(5)  Mr. Costantini's employment commenced October 27, 2003.

(6)  Includes a signing bonus of $20,000 upon commencement of employment.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

The following table sets forth information for each of the Named Executive Officers regarding stock options that were granted during the fiscal year ended January 31, 2005. No SARs were granted.

                                                       Individual Grants (1)
                         ---------------------------------------------------------------------------------
                         Number of       Percent of
                         Securities      Total Options
                         Underlying      Granted to
                         Options         Employees in       Exercise or                         Grant Date
 Name                    Granted (#)     Fiscal Year        Base Price     Expiration Date       Value (2)
 ----                    -----------     -----------        ----------     ---------------       ---------
Michael C. Culver             -              -                  -                 -                 -

Gerald E. Schlesinger         -              -                  -                 -                 -

Paul J. Fanelli            25,000           25%               $4.55             2/16/2014         $37,250

Robert G. Costantini        8,000            8%               $4.55             4/26/2014         $11,600

     (1) Each option was granted under First Aviation's Stock Incentive Plan at the closing price on the date of grant and, in general, would vest in three equal annual installments, subject to acceleration in the event of a change in control.

     (2) The grant date value was determined by using the Black-Scholes option-pricing model. The model as applied used the applicable grant date, the exercise price as shown in the table and the fair market value of the Company's Common Stock on the grant date. The model assumed (i) a risk-free return of 3.6%, (ii) a dividend yield of 0%,
          (iii) an average volatility factor of 0.321 and (iv) an expected life of five years. No discount from the theoretical value was taken to reflect the waiting period prior to vesting, the limited transferability of the options, and the likelihood of the options being exercised in advance of the final day of their terms. There is no assurance that the values actually realized upon the exercise of these options will be at or near the present values shown in the tables as of the date of grant. The Black-Scholes option pricing model is a widely used mathematical formula for estimating option values that incorporates various assumptions that may not hold true over the 10-year life of these options. For example, assumptions are required about the risk-free rate of return as well as the dividend yield and the volatility of the Common Stock over the 10-year period. Also, the Black-Scholes model assumes that an option holder can sell the option at any time at a fair price that includes a premium for the remaining time value of the option. However, an optionee can realize an option's value before maturity only by exercising and thereby sacrificing the option's remaining time value. Although the negative impact of this and other restrictions on the value of this type of option is well recognized, there is no accepted method for adjusting the theoretical option value for them. The values set forth in the table should not be viewed in any way as a forecast of performance of the Company's Common Stock, which will be influenced by future events and unknown factors.

          AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

The following table sets forth certain information with respect to aggregate positions in stock options at January 31, 2005, held by each of the Named Executive Officers. No stock options were exercised during the fiscal year.

                                                                   Value of
                                    Number of Securities          Unexercised
                                         Underlying              In-The-Money
                                    Unexercised Options        Options at Fiscal
                                     at Fiscal Year End           Year-End ($)
                                      (#) Exercisable/           Exercisable/
         Name                          Unexercisable           Unexercisable (1)
         ----                          -------------           -----------------
Michael C. Culver                            -                         -

Gerald E. Schlesinger                        -                         -

Paul J. Fanelli                           -/25,000                 $-/$1,250

Robert G. Costantini                   16,666/33,334            $12,832/$25,668



(1) Based on the positive difference between the $4.60 closing price of the Company's Common Stock on January 31, 2005, and the applicable exercise price of the options.

EMPLOYMENT AND OTHER AGREEMENTS

Agreements with Robert Costantini

Employment Agreement

On October 7, 2003, the Company entered into an employment agreement with Robert
G. Costantini, who became Chief Financial Officer and Secretary, effective as of October 27, 2003, for a term of three years (unless terminated earlier pursuant to the agreement) at an annual base salary of $200,000.

Under the agreement, Mr. Costantini received a signing bonus of $20,000 and is permitted to participate in any performance bonus, profit sharing or other compensation plans available to all executives of the Company, subject to meeting applicable eligibility requirements. On March 21, 2005, the Compensation Committee awarded Mr. Costantini a cash bonus of $30,000 for his performance during the fiscal year ended January 31, 2005.

If Mr. Costantini's employment is terminated for cause, he is entitled to receive his base salary through the end of the month in which his employment was terminated. If his employment is terminated without cause or as a result of a disability, he is entitled to receive an amount equal to six months of base salary. If Mr. Costantini's employment is terminated due to death, his primary beneficiary is entitled to receive bi-weekly payments of Mr. Costantini's base salary until the earlier of the beneficiary's receipt of life insurance benefits provided pursuant to a Company benefit plan or 180 days after the date of death.

Stock Option Award Agreement

In connection with joining the Company, on October 27, 2003, Mr. Costantini was granted options to purchase 50,000 shares of Common Stock under the Company's Stock Incentive Plan, at an exercise price of $3.83 per share. One-third of the options vest on each of the first, second, and third anniversaries of the grant date, respectively, and all of the options are immediately exercisable in full upon a Change of Control Event (as defined in the Stock Incentive Plan). In addition, on April 26, 2004, Mr. Costantini was granted options to purchase 8,000 shares at an exercise price of $4.55 per share for his performance during the fiscal year ended January 31, 2005, which had a vesting schedule that was consistent with the October 27, 2003 option grant. If Mr. Costantini's employment is terminated otherwise than by retirement, death, disability or a Change of Control Event (as described above), Mr. Costantini will have forfeited his options and they will not be exercisable after the date of such termination. Otherwise, the options will remain exercisable after vesting until the tenth anniversary of the date of grant.

Agreements with Paul Fanelli

Employment Agreement

On February 2, 2004, the Company's subsidiary, API, entered into an employment agreement with Paul J. Fanelli, effective as of February 16, 2004, to serve as Senior Vice President and Chief Operating Officer of API for a term of three years (unless terminated earlier pursuant to the agreement). Effective April 5, 2004, the agreement was amended to reflect Mr. Fanelli's position as President of API.

Mr. Fanelli's employment agreement, as amended, provides for an annual base salary of $225,000, which was increased by the Compensation Committee to $250,000, effective February 1, 2005. Additionally, Mr. Fanelli received a signing bonus of $15,000, and was eligible to receive an interim bonus in the first year of the agreement of up to $10,000 based on meeting the Company's normal performance-based criteria pursuant to a review of Mr. Fanelli's performance during his first year of employment. On March 21, 2005, the Compensation Committee awarded Mr. Fanelli a cash bonus of $50,000 for his performance during the fiscal year ended January 31, 2005.

Mr. Fanelli is permitted to participate in any performance bonus, profit sharing or other compensation plans available to all executives of the Company, subject to meeting applicable eligibility requirements. Specifically, Mr. Fanelli is eligible to participate in API's annual incentive compensation bonus plan, except that he is eligible to receive a maximum bonus of 75% of his annual base salary under the plan (as opposed to any maximum bonus otherwise provided in such plan). Mr. Fanelli is also reimbursed for expenses related to his relocation in connection with his employment (pursuant to a separate relocation expenses agreement).

If Mr. Fanelli's employment is terminated for cause, he is entitled to receive his base salary through the end of the month in which his employment was terminated. If his employment is terminated without cause or as a result of a disability, he is entitled to receive an amount equal to six months of base salary. If Mr. Fanelli's employment is terminated due to death, his primary beneficiary is entitled to receive bi-weekly payments of Mr. Fanelli's base salary until the earlier of the beneficiary's receipt of life insurance benefits provided pursuant to a Company benefit plan or 180 days after the date of death.

Stock Option Award Agreement

On February 16, 2004, Mr. Fanelli was granted options to purchase 25,000 shares of Common Stock under the Company's Stock Incentive Plan, at an exercise price of $4.55 per share. One-third of the options vest on each of the first, second, and third anniversaries of the grant date, respectively, and all of the options are immediately exercisable upon a Change of Control Event (as defined in the Stock Incentive Plan). If Mr. Fanelli's employment is terminated otherwise than by retirement, death, disability or a Change of Control Event (as described above), Mr. Fanelli will have forfeited his options and they will not be exercisable after the date of such termination. Otherwise, the options will remain exercisable after vesting until the tenth anniversary of the date of grant.

STOCK PERFORMANCE GRAPH


The following graph compares the cumulative stockholder return on First Aviation Common Stock with The Russell 2000 Stock Index and a peer group index selected by the Company. The peer group is composed of the following companies: Aviall, Inc., Satair A/S and AAR Corp. The comparison assumes $100 was invested as of January 31, 2000, and the reinvestment of all dividends.


                               [Graphic Omitted]


                       January 31,     January 31,   January 31,    January 31,   January 31,   January 31,
                           2000           2001           2002          2003           2004          2005
                           ----           ----           ----          ----           ----          ----

Peer Group               $100.00         $93.67         $64.41        $48.10        $108.79       $143.97
First Aviation           $100.00         $92.35         $97.78        $91.60        $116.05       $113.58
Russell 2000             $100.00         $102.44        $97.35        $75.00        $117.03       $125.75

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and First Equity Development Inc. ("First Equity"), the wholly-owned subsidiary of First Equity Group, Inc., the majority stockholder of the Company, have an agreement relating to the allocation of potential investment and acquisition opportunities in the aerospace parts distribution and logistics businesses. The agreement was approved by the independent members of the Board of Directors on a month-to-month basis effective February 1, 2004. First Equity Group, Inc. is beneficially owned by Mr. Aaron P. Hollander and Mr. Michael C. Culver, respectively chairman of the board and chief executive officer of the Company. Pursuant to the agreement, neither First Equity nor any of its majority-owned subsidiaries will consummate any acquisition of a majority interest in any business anywhere in the world (a "Covered Acquisition"), without first notifying the Company and providing the Company with the opportunity to choose to effect the Covered Acquisition for its own account. The Company's decision as to whether to effect the Covered Acquisition will be made by the independent members of the Board of Directors of the Company. The agreement can be terminated by either party upon 30 days written notice to the other party. The agreement does not apply to any proposed acquisition by First Equity of any business that generates less than 15% of its aggregate net sales from aerospace parts distribution or logistics, or to any advisory services performed by First Equity on behalf of third parties.

The Company and First Equity also had an advisory agreement, approved by the independent members of the Board of Directors on a month-to-month basis effective February 1, 2004. Pursuant to the terms of this agreement, First Equity provided the Company with investment and financial advisory services relating to potential acquisitions and other financial transactions. The agreement could be terminated by either party upon 30 days' written notice to the other party. The Company paid First Equity a $30,000 monthly retainer, and reimbursed First Equity for its out-of-pocket expenses. In addition, upon the successful completion of certain transactions, the Company would pay a fee to First Equity (the "Success Fee"). The amount of any Success Fee would be established by the independent members of the Board of Directors and would be dependent upon a variety of factors, including, but not limited to, the services provided and the size and the type of transaction. Up to one year's worth of retainer fees paid could be applied as a credit against any Success Fee, subject to certain limitations. During each of the years ended January 31, 2005, 2004, and 2003 respectively, the Company paid First Equity retainer fees of $360,000, and no Success Fee. The advisory agreement terminated on January 31, 2005.

The Company and First Equity had entered into an arrangement whereby First Equity provided the Company with various additional services to assist the Company. These services were not part of the advisory agreement, described above, but derived from the work First Equity performed under the agreement. Therefore, First Equity did not charge the Company additional fees in connection with the provision of such services under the advisory agreement because the services which derived from the work First Equity performs under the advisory agreement consistent with their role as financial advisor. The advisory agreement expired on January 31, 2005. These services included: (i) detailed financial modeling for new business proposals, (ii) Board of Directors presentation analyses, (iii) investor relations marketing and presentations,
(iv) various analyses for API, including benchmarking, financial analysis, and competitive market analysis, and (v) other financial analyses for the Company, including stock buy-back, valuations, and capital structure analysis. The Company's CEO and CFO had unlimited access to these resources when requested. These services were also terminated with the expiration of the advisory agreement on January 31, 2005, as described above.

The Company subleases from First Equity approximately 3,000 square feet of office space in Westport, Connecticut. The leased space is utilized by the Company as its corporate headquarters. First Equity also utilizes space in the same premises. The sublease, which became effective April 21, 1997, is for a period of ten years, and is cancelable by either party with six months' notice. The Company has the option to renew the sublease for two additional five-year periods. Lease payments under this sublease totaled approximately $84,000, $80,000, and $83,000, for the years ended January 31, 2005, 2004, and 2003, respectively.

The Company and First Equity share certain common expenses that arise from sharing office space in Westport, CT. The Company reimburses First Equity and vice versa, for expenses each entity incurs related to the common usage of the office space. The amounts are included in the Company's corporate expenses, and include expenses such as telephone, computer consulting, office cleaning, office supplies and utilities. The expenses are allocated based on base salaries of the Company and First Equity's personnel working in the shared space. Common expenses are approved by the Company and First Equity, prior to expenditure, when not of a recurring nature. The allocations are reviewed by the Company's CFO and the Controller of First Equity each month. In addition, a member of the Company's Audit Committee reviews the allocation of expenses quarterly. Some business development expenses, such as joint marketing expenses and business organizational dues, are shared on an equal basis. Management believes this method of allocation is reasonable. In addition, the amounts of expenses reimbursed by the Company are the actual costs incurred for the expense. These expenses average approximately $5,000 per month.

In order to simplify the administration of payroll, certain employees of the Company who are authorized to perform services for both the Company and First Equity are paid through the payroll of First Equity. Employees of the Company who work exclusively for the Company by agreement are paid through the payroll of API, the Company's principal subsidiary.

The Company paid Imtek, an affiliate of First Equity, approximately $29,000 and $37,000 in each of the years ended January 31, 2004 and 2003, respectively, for printing, insertion and mailing services, and reimbursed Imtek for actual expenses incurred. These services were cancelled during the year ended January 31, 2004.

The Company paid an employee of Skip Barber, an affiliate of First Equity, during the year ended January 31, 2004, $22,000 to reimburse such affiliate for the use of the affiliates' in-house counsel, for services performed exclusively for the Company.

During the fiscal years ended January 31, 2004, and January 31, 2005 the spouse of Mr. Schlesinger, a former executive of the Company, was paid salary and bonus of approximately $110,000 and $59,000, respectively, as an employee of a subsidiary of the Company.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for the year ended January 31, 2006, subject to ratification by our stockholders. Ernst & Young LLP has audited the Company's consolidated financial statements since 1995.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

If the foregoing proposal is not approved at the Annual Meeting, or if prior to the 2005 Annual Meeting of Stockholders, Ernst & Young LLP shall decline to act or otherwise become incapable of acting, or if its engagement shall otherwise be discontinued by the Audit Committee, then in any such case, the Audit Committee will appoint another independent registered public accounting firm whose engagement for any period subsequent to the 2005 Annual Meeting will be subject to ratification by the Stockholders at the 2006 Annual Meeting of Stockholders.

The affirmative vote of a majority of the voting power of the issued and outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED JANUARY 31, 2006.


FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed by Ernst & Young LLP for professional services in each of the fiscal years ended January 31, 2005 and 2004:

                             Fiscal Year Ending     Fiscal Year Ending
                            --------------------    ------------------
                              January 31, 2005       January 31, 2004

Audit Fees                        $338,000               $324,005

Audit Related Fees (1)            $ 17,500               $ 16,000

Tax Fees                              -                      -

All Other Fees (2)                 $ 1,500                $ 1,500

(1) Audit related fees consisted of work performed in connection with auditing the API employee benefit plans.

(2) All other fees consisted of access to online reference materials.

The Audit Committee has a policy requiring pre-approval of audit and non-audit services. The Audit Committee approved all audit and non-audit services provided by Ernst & Young LLP during the fiscal year ended January 31, 2005.

3. STOCKHOLDER PROPOSAL (PROPOSAL NO. 3)

A group of stockholders, consisting of Wynnefield Partners Small Cap Value, LP, Wynnefield Partners Small Cap Value, LP I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital, Inc., Profit Sharing Plan and Nelson Obus in his individual capacity, owning 749,958 shares, 910,834 shares, 405,852 shares, 7,500 shares and 100,000 shares of Common Stock, respectively, and having an address at 450 7th Avenue, Suite 509, New York, NY 10123, has notified the Company of its intention to propose a resolution at the Annual Meeting (the "Stockholder Proposal").

In accordance with SEC regulations, the Company has included the Stockholder Proposal and the stockholders' supporting statement as set forth below. However, the Company is not responsible for the contents of the proposal or the supporting statement, nor has it opined on, or made any independent verification with respect to, any facts purported by the proponent therein and, after reviewing the proposal, management of the Company and the Board of Directors have concluded that they cannot support the proposal for the reasons stated hereinafter.

PROPOSAL:
---------

The Company's stockholders recommend that the board of directors take steps to provide for cumulative voting for directors.

SUPPORTING STATEMENT:
---------------------

Who's proposing this? Wynnefield Capital, Inc., and affiliates, beneficial owners of 2,174,144 shares (29.7 percent) of Company common stock. Our similar proposal at last year's annual meeting received 73 percent of votes cast by stockholders unaffiliated with either the Company's management or Wynnefield.

Why? The Company's CEO and Chairman, who beneficially own 51 percent of Company stock, elect the entire board of directors. Wynnefield and other minority stockholders have no opportunity to elect a single director of their choosing.

At the 2004 annual meeting, we nominated Nelson Obus for election to the board, and he received 60 percent of votes cast by stockholders unaffiliated with either the Company's management or Wynnefield. But under the Company's current voting system, our candidate could not be elected to the board without the CEO and Chairman's support.

The wrong direction. Management described supply-chain/logistics as its best high-margin growth opportunity. But for the nine months ended October 31, 2004, the Company reported:

     o A net loss of $1,374,000 (compared to $82,000 for the comparable period last year) despite a 19 percent increase in net sales.

     o    An 85 percent reduction in net cash from operating activities.

Management refuses to provide segment reporting on supply-chain/logistics; however deepening losses despite increased sales indicate lower margins.

Stockholders need vigilant outside directors. We were disappointed that the Company's outside directors did not initiate an encouraging development this past year - termination of the Company's consulting agreement with First Equity Development, Inc. (owned entirely by the Company's CEO and Chairman), under which the Company paid over $1.3 million in fees for advice on transactions during fiscal '01 through '04 while completing only one small acquisition.

Last year, Institutional Shareholder Services (ISS) described these fees as a "conflict of interest" due to the CEO and Chairman's ownership of First Equity. The Company's press release reveals that First Equity, not the Company's outside directors (who are charged with protecting all stockholders), terminated this agreement.

We believe all stockholders would be better represented by a board with at least one director elected by stockholders other than the Company's CEO and Chairman. A board representative elected by outside stockholders could evaluate the Company's progress in executing its stated business plan and facilitate a value-releasing transaction if appropriate.

What is cumulative voting? It gives outside stockholders the potential to elect a director of their choosing.

Cumulative voting allows each stockholder to cast a number of votes equal to the number of shares held multiplied by the number of directors being elected. A stockholder may direct all its votes to one nominee or split its votes among several nominees. (For example, 1,000 shares times two directors provides 2,000 votes that can be cast for one nominee.)

Will cumulative voting help? Under cumulative voting, 33.4 percent of the Company's stock could elect a nominee in years when two directors are up for election.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

The Board of Directors has carefully considered the merits of cumulative voting and has concluded that it is not in the best interest of all of the Company's stockholders.

In its "supporting statement," the proponent cites purported problems related to the Company's performance and yet, in the Board of Directors' judgment, the proponent fails to offer any reasons why cumulative voting would address these supposed problems.

The Company's present method for electing directors is similar to that of most publicly-traded corporations. To be elected by stockholders to serve on the Board of Directors, a nominee must receive a plurality of the votes cast. The present board consists of three directors, constituting a majority of the board, who are independent (under Nasdaq's governance rules) and two directors who are affiliated with the majority stockholder of the Company.

We believe the current method of electing directors is the most likely to produce a Board of Directors that will diligently and effectively represent the interests of all of the Company's stockholders. Cumulative voting, on the other hand, would permit a relatively small group of stockholders devoted to a special interest or narrow point of view to elect a director in order to represent their particular interests or point of view. It is possible that such a director would feel compelled to serve the interests of the group responsible for his or her election rather than the best interests of the stockholders as a whole. Each director, of course, no matter how elected, has a fiduciary duty to represent all of the Company's stockholders and to advance the best interests of the Company.

We see no advantage to be gained to change from the present method of electing directors to cumulative voting nor any improvement cumulative voting would bring to the composition of the Company's board. Indeed, we believe that a Board of Directors must work together toward the common objective of advancing the best interests of the Company without being burdened with factionalism and partisan behavior, which could potentially occur if the Company switches to cumulative voting.

In summary, your Board of Directors believes that the Company's current method of electing directors is the fairest and most efficient way to ensure that each director serves the interests of the Company and all its stockholders rather than the interests of special interest groups. Accordingly, the Board of Directors urges you to vote against this proposal.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of January 31, 2005 regarding shares of the Company's common stock to be issued upon exercise and the weighted-average exercise price of all outstanding options, warrants and rights granted under the Company's equity compensation plan as well as the number of shares available for issuance under such plans.


                                                                                              Number of
                                                                                              securities
                                                                                              remaining
                                                                                            available for
                                                                                           future issuance
                                                                                             under equity
                                                                                             compensation
                                          Number of securities       Weighted average           plans
                                           to be issued upon        exercise price of         (excluding
                                              exercise of              outstanding            securities
                                          outstanding options,      options, warrants        reflected in
              Plan Category               warrants and rights           and rights           column (a))
      -------------------------------    -----------------------    -------------------    -----------------
                                                  (a)                        (b)                  (c)

      Equity compensation plans
        approved by security holders             223,350                   $4.41               815,850 (1)

      Equity compensation plans not
        approved by security holders                  --                      --                    --

      TOTAL                                      223,350                   $4.41               815,850
                                                =========               =========             =========

     (1) In addition to stock options, the Company may make a variety of other types of stock awards under its Stock Incentive Plan, including restricted stock and performance share awards.

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons who own more than ten percent of the Company's Common Stock to file reports of initial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements were complied with for the Company's fiscal year ended January 31, 2005.

METHOD AND COST OF PROXY SOLICITATION

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations also may be made by personal interview, facsimile, telecopy, telegram, telephone and electronic mail. You may also be solicited by means of press releases issued by the Company or postings on our corporate website, www.favs.com. The Company will use the services of American Stock Transfer & Trust Company to assist in soliciting proxies, and expects to pay a nominal fee for such services. The Company will also use the services of D.F. King & Co., Inc. to assist in soliciting proxies, and expects to pay a fee of $ 7,500 for such services, plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their beneficial owners. Consistent with the Company's confidential voting procedure, directors, officers and other regular employees of the Company, as yet undesignated, also may request the return of proxies by telephone, facsimile, telegram, electronic mail or in person.

STOCKHOLDER PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

If a stockholder intends to present a proposal for action at the 2006 Annual Meeting of Stockholders and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company on or before January 11, 2006. Such proposal also must meet the other requirements of the rules of the SEC relating to stockholder proposals.

The Company's By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations for individuals for election to the Board of Directors. In general, written notice of a stockholder proposal or a director nomination for the 2006 Annual Meeting must be received by the Secretary of the Company not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the 2006 Annual Meeting (or, if less than 70 days' notice of the date of the meeting is given by the Company, notice by the stockholder to be timely must be received by the Secretary of the Company no later than the 10th day following the day on which public announcement of the date of the meeting is first made by the Company), and must contain specified information and conform to certain requirements, as set forth in the By-laws. If the chairman at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the By-laws, the Company may disregard such proposal or nomination.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2006 Annual Meeting, and the proposal fails to comply with the advance notice procedures described by the By-laws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

Proposals and nominations should be addressed to the Secretary of the Company, Robert G. Costantini, First Aviation Services Inc., 15 Riverside Avenue, Westport, Connecticut 06880-4214.


                                            By order of the Board of Directors,

                                            /s/ Robert G. Costantini

                                            Robert G. Costantini
                                            Secretary

Dated: May 10, 2005

                          FIRST AVIATION SERVICES INC.
                             AUDIT COMMITTEE CHARTER

This Audit Committee Charter, adopted by the Board of Directors (the "Board") of First Aviation Services Inc. (the "Company"), is intended as a component of the flexible governance framework within which the Board, assisted by its committees, directs the affairs of the Company.

I.       PURPOSES

The Audit Committee (the "Committee") shall assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management regarding: (i) the conduct and integrity of the Company's financial reporting to any governmental or regulatory body, the public or other users thereof; (ii) the Company's systems of internal accounting and financial and disclosure controls;
(iii) the qualifications, engagement, compensation, independence and performance of the Company's independent auditors, their conduct of the annual audit, and their engagement for any other services; (iv) the Company's legal and regulatory compliance; (v) the Company's codes of ethics as established by management and the Board; and (vi) the preparation of the audit committee report required by the Securities and Exchange Commission ("SEC") rules to be included in the Company's annual proxy statement.

In discharging its role, the Committee is empowered to inquire into any matter it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company. The Committee has the power to retain outside counsel, independent auditors or other advisors to assist it in carrying out its activities. The Company shall provide adequate resources to support the Committee's activities, including compensation of the Committee's counsel, independent auditors and other advisors. The Committee shall have the sole authority to retain, compensate, direct, oversee and terminate counsel, independent auditors, and other advisors hired to assist the Committee, who shall be accountable ultimately to the Committee.

II.      COMMITTEE MEMBERSHIP

The Committee shall consist of three or more members of the Board, each of whom the Board has selected and determined to be "independent" in accordance with applicable rules of the SEC and The Nasdaq Stock Market. All members of the Committee shall meet the financial literacy requirements of The Nasdaq Stock Market. At least one member shall be an "audit committee financial expert" as such term is defined under applicable SEC rules, as and when required by The Nasdaq Stock Market.

Committee members shall continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member may be removed by the Board, with or without cause, at any time. The Chairman of the Committee shall be appointed from among the Committee members by, and serve at the pleasure of, the Board to convene and chair meetings of the Committee, set agendas for meetings, and determine the Committee's information needs. In the absence of the Chairman at a duly convened meeting, the Committee shall select from among its members an acting chairman for purposes of the meeting.

III.     COMMITTEE MEETINGS

The Committee shall meet at least four times per year. The Committee shall meet at least annually with the independent auditor in separate executive sessions to provide the opportunity for full and frank discussion without members of senior management present.

The Committee shall establish its own schedule and rules of procedure. Meetings of the Committee may be held telephonically. A majority of the members of the Committee shall constitute a quorum sufficient for the taking of any action by the Committee. The Committee may also take action by unanimous written consent.

IV.      KEY RESPONSIBILITIES

The Committee's role is one of oversight. The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee recognizes that Company management and the independent auditors have more time, knowledge and detailed information about the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditor's work.

The following responsibilities are set forth as a guide for fulfilling the Committee's purposes, with the understanding that the Committee's activities may diverge as appropriate given the circumstances. The Committee is authorized to carry out these activities and other actions reasonably related to the Committee's purposes or assigned by the Board from time to time.

The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of one or more members of the Committee.

To fulfill its purposes, the Committee shall:

     A.   Supervise the Independent Audit
          -------------------------------

          1. appoint, evaluate, compensate, oversee the work of, and if appropriate terminate, the independent auditor, who shall report directly to the Committee;

          2. review and approve the terms of the independent auditor's retention, engagement and scope of the annual audit, and pre-approve any audit-related and permitted non-audit services (including the fees and terms thereof) to be provided by the independent auditor (with pre-approvals disclosed as appropriate in the Company's periodic public filings);

          3. on an annual basis, review a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1 (as modified or supplemented), actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and take appropriate action in response to the independent auditor's report to satisfy itself of the auditor's independence;

          4. review and resolve any disagreements between management and the independent auditor concerning financial reporting, or relating to any audit report or other audit, review or attest services provided by the independent auditor.

         B.  Oversee Internal Controls and Risk Management
             ---------------------------------------------

          5.   review and discuss with management and the independent auditor:
               (i) the adequacy of the Company's internal and disclosure controls and procedures, (including computerized information system disclosure controls and security), including whether such controls and procedures are designed to provide reasonable assurance that transactions entered into by the Company are properly authorized, assets are safeguarded from unauthorized or improper use, and transactions by the Company are properly recorded and reported; (ii) any significant deficiencies in the design or operation of the Company's internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data; (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls; and
               (iv) related findings and recommendations of management together with the independent auditor's attestation report;

          6. review and discuss with management and the independent auditor any significant risks or exposures and assess the steps management has taken to minimize such risks; and discuss with management and the independent auditor, and oversee the Company's underlying policies with respect to, risk assessment and risk management;

          7. establish and oversee procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

         C.  Oversee Financial Reporting
             ---------------------------

          8.   review and discuss with management and the independent auditor:
               (i) all critical accounting policies and practices used by the Company; (ii) any significant changes in Company accounting policies; (iii) any material alternative accounting treatments within GAAP that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the accounting firm; and (iv) any accounting and financial reporting proposals that may have a significant impact on the Company's financial reports;

          9. inquire as to the independent auditor's view of the accounting treatment related to significant new transactions or other significant matters or events not in the ordinary course of business;

          10. review and discuss with the independent auditor the matters required to be discussed with the independent auditor by: (i) Statement of Auditing Standards No. 61, including the auditor's responsibility under generally accepted auditing standards, the significant accounting policies used by the Company, accounting estimates used by the Company and the process used by management in formulating them, any consultation with other accountants and any major issues discussed with management prior to its retention; (ii) Statement of Auditing Standards No. 90, including whether Company accounting principles as applied are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether or not those principles reflect common or minority practices; and (iii) Statement of Auditing Standards No. 100, including the review of the interim financial information of the Company and any material modifications that need to be made to the interim financial information for it to conform with GAAP;

          11. review and discuss with management and the independent auditor any material financial or non-financial arrangements that do not appear on the financial statements of the Company;

          12. review and discuss with the independent auditor: (i) any significant accounting adjustments that were noted or proposed by the auditors but were "passed"; (ii) any communications between the audit team and the audit firm's national office respecting auditing or accounting issues presented by the engagement; and
               (iii) any "management" or "internal control" letter issued, or proposed to be issued, by the independent auditors to the Company or any other material written communications between the accounting firm and management, such as any management letter or schedule of "unadjusted differences;"

          13. review the Company's financial statements, including: (i) prior to public release, review and discuss with management and the independent auditor the Company's annual and quarterly financial statements to be filed with the SEC (including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and any certifications regarding the financial statements or the Company's internal accounting and financial controls and procedures and disclosure controls or procedures filed with the SEC by the Company's senior executive and financial officers); and (ii) with respect to the independent auditor's annual audit report and certification, before release of the annual audited financial statements, meet with the independent auditor without any management member present to discuss the adequacy of the Company's system of internal accounting and financial controls, the appropriateness of the accounting principles used and judgments made in the preparation of the Company's audited financial statements, and the quality of the Company's financial reports; (iii) meeting separately and periodically, with management and the independent auditor; and (iv) recommend to the Board whether to include the audited annual financial statements in the Company's Annual Report on Form 10-K to be filed with the SEC;

          14. at least annually, review a report by the independent auditor describing any material issues raised by the most recent internal quality-control review of the firm, or by any review, inquiry or investigation by governmental or professional authorities (including the Public Company Accounting Oversight Board), within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

         D. Oversee Legal and Ethical Compliance
            ------------------------------------

          15. review periodically: (i) with the General Counsel or outside legal counsel, as appropriate, legal and regulatory matters that may have a material impact on the Company's financial statement; and (ii) the scope and effectiveness of compliance policies and programs;

          16. review at least annually with management, compliance with, the adequacy of and any requests for waivers under the Company's code(s) of business conduct and ethics (including codes that apply to all employees as well as those applicable to directors, senior officers and financial officers and the Company's policies and procedures concerning trading in Company securities and use in trading of proprietary or confidential information); any waiver to any executive officer or director granted by the Committee shall be reported by the Committee to the Board;

          17. review and address conflicts of interest of directors and executive officers;

          18. review, discuss with management and the independent auditor, and approve any transactions or courses of dealing with related parties (e.g., including significant shareholders of the Company, directors, corporate officers or other members of senior management or their family members) that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties and, in any event, any transactions required to be disclosed pursuant to Item 404 of Regulation S-K;

         E.  Report
             ------

          19. oversee the preparation and approve all reports required by the Committee, including the report for inclusion in the Company's annual proxy statement, stating whether the Committee: (i) has reviewed and discussed the audited financial statements with management; (ii) has discussed with the independent auditors the matters required to be discussed by SAS Nos. 61, as amended;
               (iii) has received the written disclosure and letter from the independent auditors (describing their relationships with the Company) and has discussed with them their independence; and (iv) based on the review and discussions referred to above, the members of the Committee recommended to the Board that the audited financials be included in the Company's Annual Report on Form 10-K for filing with the SEC;

          20. review and reassess the adequacy of this Charter, and recommend to the Board amendments as the Committee deems appropriate; and

          21. report regularly to the Board on Committee findings and recommendations (including on any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements or the performance and independence of the independent auditors) and any other matters the Committee deems appropriate or the Board requests, and maintain minutes or other records of Committee meetings and activities.

                                    IMPORTANT

--------------------------------------------------------------------------------

THE BOARD URGES STOCKHOLDERS TO VOTE AGAINST THE STOCKHOLDER PROPOSAL. YOU CAN VOTE YOUR SHARES AGAINST THE STOCKHOLDER PROPOSAL BY SIGNING AND DATING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM AND RETURNING IT IN THE POSTAGE-PAID RETURN ENVELOPE. If you receive this proxy statement with a voting instruction form from your broker, bank or other nominee, please vote in accordance with the Board's recommendations, and sign, date and mail the enclosed voting instruction form in the postage-paid envelope provided. Your broker will not be able to vote your shares at the Annual Meeting regarding the stockholder proposal unless it receives your specific voting instructions - so please have your vote counted.

          IF YOU HAVE ANY QUESTIONS OR REQUIRE VOTING ASSISTANCE, PLEASE CALL D.
          F. KING & CO., INC., WHICH IS ASSISTING THE BOARD, TOLL FREE AT 1-800-949-2583.

YOUR VOTE IS IMPORTANT. Please take a moment to SIGN, DATE and PROMPTLY RETURN your proxy card or voting instruction form in the postage-paid envelope provided.


--------------------------------------------------------------------------------



                         [First Aviation Services logo]

                               15 Riverside Avenue
                           Westport, Connecticut 06880
                                  www.favs.com

                        ANNUAL MEETING OF STOCKHOLDERS OF

                          FIRST AVIATION SERVICES INC.

                                  June 7, 2005











                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.




          |                                                        |
          |                                                        |
         \|/    Please detach and mail in the envelope provided.  \|/


--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEE LISTED BELOW, "FOR"
PROPOSAL 2, AND "AGAINST" PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN
THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

--------------------------------------------------------------------------------
                                                                                                         FOR   AGAINST   ABSTAIN

1. Election of one Director for
   a term to expire at the Annual
   Meeting of Stockholders in the                 2. Ratification of the appointment of Ernst &           |_|     |_|      |_|
   year 2008 (Class III).                            Young LLP as the independent registered
                             NOMINEE:                public accounting firm of First Aviation
|_|  FOR THE NOMINEE         JOSEPH J. LHOTA         Services Inc. for the year ending January 31,
                                                     2006.
|_|  WITHHOLD AUTHORITY
     FOR THE NOMINEE                              3. Stockholder proposal regarding                       |_|     |_|      |_|
                                                     cumulative voting for director elections.

                                                  4. In their discretion, the Proxies are
                                                     authorized to vote upon such other business
                                                     as may properly come before the meeting.

                                                  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS
                                                  MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED ABOVE, FOR
                                                  PROPOSAL 2, AND AGAINST PROPOSAL 3.

                                                  PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED
                                                  ENVELOPE.


--------------------------------------------------------------------------------

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method
|_|
------------------------------------------------------------------------------------------------------------------------------------


Signature of Stockholder ____________________ Date: _________ Signature of Stockholder ____________________ Date: _________


Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                                      PROXY

                          FIRST AVIATION SERVICES INC.
                 15 Riverside Ave., Westport, Connecticut 06880

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


           The undersigned hereby appoints Aaron P. Hollander and Michael C. Culver as proxies, each with the power to appoint his substitute and hereby authorizes each of them to vote, as designated on the reverse side, all the shares of Common Stock of First Aviation Services Inc. held of record by the undersigned on May 3, 2005 at the First Aviation Services Inc. Annual Meeting of Stockholders to be held on June 7, 2005 or any adjournment thereof.



                (Continued and to be signed on the reverse side)